EXHIBIT 4.6(h)

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                                                          EXECUTION COUNTERPART

                                    GUARANTY

         GUARANTY, dated as of January 15, 1997 made by LYKES MEAT GROUP, INC., a corporation organized and existing under the laws of Delaware (the "Guarantor"), in favor of COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH, as Agent for the banks a party to the Credit Agreement, as defined below (the "Agent").


                            PRELIMINARY STATEMENTS.

         The Agent and certain banks have entered into a Fourth Amended, Restated and Continued Revolving Credit Agreement dated as of April 30, 1996, as amended by the First Amendment, dated as of July 29, 1996 and the Second Amendment, dated as of the date hereof (the "Second Amendment") (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) among Gwaltney of Smithfield, Ltd. ("Gwaltney"), The Smithfield Packing Company, Incorporated ("Packing"), Patrick Cudahy Incorporated ("Cudahy"), Brown's of Carolina, Inc. ("Brown's"), John Morrell & Co. ("Morrell"), the Guarantor and Sunnyland, Inc. ("Sunnyland") (individually, a "Borrower" and collectively, the "Borrowers") and the Agent and each of the banks a party thereto. It is a condition precedent to the effectiveness of the Second Amendment that the Guarantor, as owner of 100 percent of the outstanding shares of stock of Sunnyland, shall have executed and delivered this Guaranty.

         The Credit Agreement, as amended to date, is a complete Amendment, Restatement and Continuation of the Third Amended, Restated and Continued Revolving Credit Agreement (the "1995 Agreement") dated as of July 31, 1995, as amended by First Amendment to the 1995 Agreement dated as of July 31, 1995, and as amended by Amendment Agreement dated December 20, 1995, among Gwaltney, Packing, Cudahy, Esskay, Inc. ("Esskay") and Brown's, Rabobank as agent for the Banks and each financial institution a party thereto, with the 1995 Agreement being a complete amendment, restatement and continuation of the Second Amended, Restated and Continued Revolving Credit Agreement (the "1994 Agreement") dated as of March 1, 1994, as amended by amendments dated as of May 1, 1994, November 28, 1994, January 31, 1995, February 24, 1995, March 27, 1995, April 30, 1995,
May 31, 1995 and July 12, 1995 among Gwaltney, Packing, Cudahy, Esskay, Brown's and Carolina Food Processors, Inc. and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch ("Rabobank"),


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with the 1994 Agreement being a complete amendment, restatement and continuation of (a) the Amended, Restated and Continued Revolving Credit Agreement (the "1991 Agreement") dated as of November 27, 1991, as amended as of August 12, 1992 and as of October 28, 1992, among Gwaltney, Packing, Cudahy and Esskay and Rabobank, with the 1991 Agreement being a complete amendment, restatement and continuation of the Revolving Credit Agreement dated as of October 26, 1990, as amended as of October 30, 1991 between Gwaltney and Rabobank and (b) the Amended and Restated and Continued Oral Finance Facility (the "1991 Oral Finance Facility") dated as of November 27, 1991 among Gwaltney, Packing, Cudahy and Esskay and Rabobank, with the 1991 Oral Finance Facility being a complete amendment, restatement and continuation of the Oral Finance Facility dated as of October 26, 1990, as amended, between Gwaltney and Rabobank.

         NOW, THEREFORE, in consideration of the premises and in order to induce the Bank to make Advances under the Credit Agreement, the Guarantor hereby agrees as follows:

         SECTION 1. Guaranty. The Guarantor hereby unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of Sunnyland now or hereafter existing under the Credit Agreement, the Notes thereunder, the other Loan Documents to which Sunnyland is a party, and any other agreement or instrument relating thereto, whether for principal, interest, fees, expenses, indemnities or otherwise (such obligations being the "Obligations"), and agrees to pay any and all expenses (including counsel fees and expenses) incurred by the Agent or any Bank in enforcing any rights under this Guaranty.

         SECTION 2. Guaranty Absolute. The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Credit Agreement, the Notes thereunder and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or a Bank with respect thereto. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

                  (i) any lack of validity or enforceability of the Credit Agreement, the Notes thereunder, any other Loan Document, or any other agreement or instrument relating thereto;

                  (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Credit Agreement, the Notes


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         thereunder, any other Loan Document and any other agreement or instrument relating thereto;

                  (iii) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations; or

                  (iv) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by a Bank upon the insolvency, bankruptcy or reorganization of Sunnyland or otherwise, all as though such payment had not been made.

         SECTION 3. Waiver. The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that the Agent or a Bank protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against Sunnyland or any other person or entity or any collateral.

         SECTION 4. Waiver of Subrogation. The Guarantor hereby waives any claim, right or remedy which the Guarantor may now have or hereafter acquire against Sunnyland that arises hereunder and/or from the performance by the Guarantor hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of the Agent or a Bank against any Borrower or any security which the Agent or a Bank now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise until the Agent and the Banks are paid in full and the Credit Agreement is terminated.

         SECTION 5. Representations and Warranties. The Guarantor hereby repeats and affirms each of the representions and warranties set forth in Article IV of the Credit Agreement as though made on and as of the date hereof , with each reference to "this Agreement", "hereof", "hereunder" "thereof", "thereunder" and words of like import being deemed to be a reference to this Guaranty.

         SECTION 6. Covenants. The Guarantor hereby covenants to the Agent and the Banks as set forth in Article V of the Credit Agreement.



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         SECTION 7. Amendments, Etc. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then, in any event, such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 8. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing and mailed, telecopied or delivered by hand or overnight courier, if to the Guarantor, at its address at 4611 Lykes Road, Plant City, Florida 33567, Attention: Tim Davis, telephone: (813) 752-1102, telecopier: (813) 759-4201 with a copy to Smithfield Foods, Inc. 900 Dominion Tower, 999 Waterside Drive, Norfolk, Virginia 23510 Attention: Mr. Aaron Trub, if to the Agent or a Bank, at its address specified in the Credit Agreement, or as to each party at such other address as shall be designated by such party in a written notice to the other party. All such notices and other communications shall be effective (i) if mailed, when received, (ii) if telecopied, when transmitted and (iii) if delivered by hand or overnight courier, when received.

         SECTION 9. No Waiver; Remedies. No failure on the part of the Agent or a Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         SECTION 10. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not the Agent on behalf of the Banks shall have made any demand under this Guaranty and although such deposits, indebtedness or obligations may be unmatured or contingent. Such Bank agrees promptly to notify the Guarantor after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.

         SECTION 11. Continuing Guaranty; Transfer of Notes. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until the later of payment in full of the Obligations and all other amounts payable under this Guaranty


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or the Termination Date, (ii) be binding upon the Guarantor, its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Agent on behalf of the Banks and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), if a Bank shall comply with Section 8.10 of the Credit Agreement, such Bank may assign or otherwise transfer the Notes delivered under the Credit Agreement to any other person or entity, and such other person or entity shall thereupon become vested with all the rights in respect thereof granted to such Bank herein or otherwise.

         SECTION 12. Consent to Jurisdiction. (a) The Guarantor hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Guaranty, and the Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court. The Guarantor hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Guarantor irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to the Guarantor to its address specified in Section 8. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         (b) Nothing in this Section 12 shall affect the right of the Agent on behalf of the Banks to serve legal process in any other manner permitted by law or affect the right of the Agent on behalf of the Banks to bring any action or proceeding against the Guarantor or its property in the courts of any other jurisdictions.

         SECTION 13. Governing Law. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

         SECTION 14. WAIVER OF JURY TRIAL. THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY.



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         IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                            LYKES MEAT GROUP, INC.


                                            Aaron D. Trub
                                            Vice President


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                                 SCHEDULE 6(f)

                                     Liens


                           [To Be Provided By Lykes]